Exhibit 10.2

ORIGIN BANK
ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT
THIS ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT (“Agreement”) is made and entered into this 29th day of October, 2019, by and between Origin Bank (“Bank”), a bank located in Choudrant, Louisiana and Drake D. Mills (“Executive”).
The purpose of this Agreement is to retain and reward the Executive by dividing the death proceeds of certain life insurance policies on the life of the Executive that are owned by the Bank with the designated beneficiary of the Executive. The Bank will pay the life insurance premiums from its general assets.
Article 1
Definitions
Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1	“Bank’s Interest” means the benefit set forth in Section 2.1.

1.2	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.3
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.5	“Effective Date” means October 29, 2019.

1.6	“Executive’s Interest” means the benefit set forth in Section 2.2.

1.7	“Insured” means the individual Executive whose life is insured.

1.8	“Insurer” means the insurance company issuing the Policy on the life of the Executive.

1.9
“Involuntary Termination” means the Bank terminates Executive’s employment at any time prior to Executive’s attainment of his Normal Retirement Age and such termination is not considered a Termination for Cause.

1.10	“Net Death Proceeds” means the total death proceeds of the Policy minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Bank.

1.11	“Normal Retirement Age” means the “Normal Retirement Age” as defined in the SCP (as defined in Section 2.2 hereof).

1.12	“Policy” or “Policies” means the individual insurance policy or policies adopted by the Bank for purposes of insuring the Executive’s life under this Agreement.

1.13	“Termination for Cause” means the termination of the Executive’s employment with the Bank for “cause” as defined in Section 6.1 below.

1.14	”Termination of Employment” means the termination of the Executive’s service with the Bank for reasons other than (i) death or (ii) leave of absence approved by the Bank.

1.15	“Voluntary Termination” means the Executive voluntarily terminates his employment with the Bank prior to Executive’s attainment of his Normal Retirement Age for reasons other than death.

Article 2
Policy Ownership and Interests

2.1
Bank’s Interest. The Bank shall own the Policy and shall have the right to exercise all incidents of ownership except as limited herein. The Bank shall be the beneficiary of the remaining death proceeds of the Policy after the Executive’s Interest is determined and paid according to Section 2.2 below.

2.2
Executive’s Interest. Upon the Executive’s death while employed by the Bank, the Executive’s Beneficiary shall be entitled to an amount of death proceeds equal to the lesser of (i) the present value of the Executive’s Retirement Benefit set forth in Section IV of that certain Amended and Restated Executive Salary Continuation Plan by and between the Bank and the Executive, dated May 1, 2008 (the “SCP”), with such Retirement Benefit determined as though the Executive worked until the Executive’s attainment of Normal Retirement Age (as defined in the SCP), or (ii) one hundred percent (100%) of the Net Death Proceeds. In no event shall the death benefit exceed the Net Death Proceeds of the Policy. The Executive, or the Executive’s assignee, shall have the right to designate the Beneficiary pursuant to the terms of this Agreement. For purposes of this Agreement, “present value” amount shall mean the present value of the Retirement Benefit calculated using the discount rate the Bank is currently using under the SCP for accrual purposes. Distribution of Executive’s interest determined under this Section 2.2 shall be in a single lump sum distribution to the Executive’s Beneficiary(ies).

2.3
Bank has no Obligation to Pay. Death proceeds payable under this Agreement shall be paid solely by the Insurer from the proceeds of any Policy on the life of the Insured. In no event shall the Bank be obligated to pay a death benefit under this Agreement from its general funds. Notwithstanding anything to the contrary contained herein, should an Insurer refuse or be unable to pay death proceeds endorsed to Insured under the express terms of this Agreement, or should the Policy be cancelled for any reason, including but not limited to Policy cancellation by the Bank, as determined in its sole and absolute discretion, the Executive’s Beneficiary shall not be entitled to a death benefit.

Article 3
Forfeiture of Benefit
Forfeiture of Benefit. Notwithstanding anything to the contrary herein, the Executive will forfeit the benefit described in Section 2.2 if: (a) any provision of Article 6 applies; (b) the Executive provides written notice to the Bank declining further participation in the Agreement; or (c) upon the Executive’s Voluntary Termination of Employment or Involuntary Termination of Employment.
Article 4
Comparable Coverage

4.1
Offer to Purchase. If the Bank discontinues a Policy while the Executive is employed by the Bank at the date of discontinuance, the Bank shall give the Executive at least thirty (30) days to purchase such Policy. The purchase price shall be the fair market value of the Policy, as determined under Treasury Reg. §1.61-22(g)(2) or any subsequent applicable authority. The Bank shall give written notice to the Executive in the event the Bank discontinues the Policy.

Article 5
Premiums and Imputed Income

5.1	Premium Payment. The Bank shall pay all premiums due on all Policies.

5.2
Economic Benefit. The Bank shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

5.3	Imputed Income. The Bank shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s W-2.
Article 6
General Limitations

6.1
Termination for Cause or Cause shall have the meaning set forth in the employment agreement by and between the Bank and the Executive as in effect at the time of a determination of Termination for Cause, and if no such employment agreement shall be in place or in effect at such time, “Termination for Cause” or “Cause” shall mean the Executive’s Termination of Employment for:

(a)	Gross negligence or gross neglect of duties to the Bank; or

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive's employment and resulting in a material adverse effect on the Bank.

6.2
Removal. Notwithstanding any provision of this Agreement to the contrary, the Executive’s rights in the Agreement shall terminate if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

6.3
Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide during the Policy exclusion period, or if the insurance company denies coverage (i) for material misstatements of fact made by the Executive on any application for life insurance purchased by the Bank, or (ii) for any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

Article 7
Beneficiaries

7.1
Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary (ies) to receive any benefits payable under the Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other Agreement of the Bank in which the Executive participates.

7.2
Beneficiary Designation; Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Bank or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Bank’s rules and procedures, as in effect from time to time. Upon the acceptance by the Bank of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be revoked and cancelled. The Bank shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Bank prior to the Executive’s death.

7.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Bank or its designated agent.

7.4
No Beneficiary Designation. If the Executive dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Executive, then the Executive’s surviving spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made payable to the personal representative of the Executive’s estate.

7.5
Facility of Payment. If the Bank determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Bank may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 8
Assignment
The Executive may irrevocably assign without consideration all of the Executive’s Interest in this Agreement to any person, entity, or trust. In the event the Executive shall transfer all of the Executive’s Interest, then all of the Executive's Interest in this Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in this Agreement. Notwithstanding any assignment made by the Executive under this Article 8, for the purpose of determining benefits payable under this Agreement, Executive’s employment status shall continue to control the terms of any vesting and/or forfeiture of benefits.

Article 9
Insurer
The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.
Article 10
Claims and Review Procedure

10.1	Claims Procedure. The Executive or Beneficiary (“Claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

10.1.1
Initiation – Written Claim. The Claimant initiates a claim by submitting to the Bank a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

10.1.2
Timing of Bank Response. The Bank shall respond to such Claimant within ninety (90) days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

10.1.3
Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the Claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; and

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures;

10.2	Review Procedure. If the Bank denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

10.2.1	Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

10.2.2
Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

10.2.3
Considerations on Review. In considering the review, the Bank shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

10.2.4	Timing of Bank’s Response. The Bank shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

10.2.5
Notice of Decision. The Bank shall notify the Claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based; and

(c)
A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

Article 11
Amendments and Termination
Notwithstanding anything to the contrary herein, the Bank may amend or terminate this Agreement only if: (i) continuation of the Agreement would cause significant financial harm to the Bank, (ii) the Executive agrees to such action, or (iii) the Bank’s banking regulator(s) issues a written directive to amend or terminate the Agreement. This Agreement will automatically terminate if (a) any provision of Article 6 applies; (b) the Executive provides written notice to the Bank declining further participation in the Agreement; or (c) upon the Executive’s Voluntary Termination of Employment or Involuntary Termination of Employment.
Article 12
Administration

12.1
Plan Administrator. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

12.2
Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

12.3
Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

12.4
Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by such contracted party.

12.5
Information. To enable any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement, the Bank shall supply full and timely information to such contracted party on all matters relating to the Executive’s base salary of the Executive, the date and circumstances of the retirement, disability, death or Termination of Employment of the Executive, and such other pertinent information as such contracted party may reasonably require.

Article 13
Miscellaneous

13.1	Binding Effect. This Agreement shall bind the Executive and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

13.2
No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an Executive of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an Executive nor interfere with the Executive's right to terminate employment at any time.

13.3
Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Louisiana, except to the extent preempted by the laws of the United States of America.

13.4
Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.

13.5
Notice. Any notice or filing required or permitted to be given to the Bank under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Origin Bank
500 South Service Road East
Ruston, Louisiana 71270

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification. Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

13.6
Entire Agreement. This Agreement, along with the Executive’s Beneficiary Designation Form and the SERP, constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

EXECUTIVE:	BANK:
Origin Bank
/s/ Drake D. Mills	By	/s/ Linda Tuten
Drake D. Mills	Title	EVP / Chief People & Diversity Officer